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AT SCHAWK, INC.:                             AT DRESNER CORPORATE SERVICES:
JAMES J. PATTERSON                           INVESTORS:    PHILIP KRANZ
SR. VP AND CFO                                             312-780-7240
847-827-9494                                               PKRANZ@DRESNERCO.COM
JPATTERSON@SCHAWK.COM


                                             MEDIA:        STEVE CARR
                                                           312-780-7211
                                                           SCARR@DRESNERCO.COM


                            SCHAWK ANNOUNCES EARNINGS
             FOR SECOND QUARTER AND FIRST SIX-MONTH PERIODS OF 2005

o        Quarterly Revenue Up Significantly from Acquisitions
o        Quarterly Operating Income up 50 Percent before Integration Costs
o Quarterly Earnings Per Share before Integration Costs and Non-Recurring Other Income Totals 33 cents vs. 30 cents Last Year



DES PLAINES, IL, AUGUST 2, 2005--SCHAWK, INC. (NYSE: SGK), one of North America's leading providers of digital imaging graphic services to the consumer products and brand imaging markets, today reported second quarter 2005 results. Schawk reported second quarter 2005 earnings of $0.29 per fully diluted share ($0.33 per fully diluted share before acquisition integration costs and a non-recurring income item) as compared to $0.30 per fully diluted share in the second quarter of 2004. For the six months ended June 30, 2005, the Company reported earnings of $0.51 ($0.55 before acquisition integration costs and a non-recurring income item) compared to $0.46 per fully diluted share in the first six months of 2004.

Net income was $7.9 million in the second quarter of 2005, compared to $6.6 million in the second quarter of 2004, an increase of 18.6 percent. For the six months ended June 30, 2005, net income was $13.4 million, compared to $10.2 million in the prior-year six-month period, an increase of 30.9 percent.

ACQUISITION, INTEGRATION EXPENSES
---------------------------------
During the second quarter and six-month periods ended June 30, 2005 Schawk incurred acquisition integration expenses totaling $2.1 million or $0.05 on an after-tax EPS basis related to the acquisition and integration of the Seven Worldwide and Winnetts businesses. These costs included severance payments, travel, legal and professional consulting fees, and various closed facilities costs related to combining operations. These costs are identified separately on the statement of operations as acquisition integration expenses.


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Schawk Inc. 2005 Second Quarter Results
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CONSOLIDATED RESULTS FOR SECOND QUARTER ENDED JUNE 30, 2005
-----------------------------------------------------------
The following results reflect the combined revenues of Schawk, Winnetts and Seven Worldwide, Inc. As previously disclosed, the Company completed the acquisition of certain assets of Weir Holdings Inc. (trade name "Winnetts") on December 31, 2004, and completed the acquisition of Seven Worldwide on January 31, 2005. Since a portion of the consideration for the Seven Worldwide acquisition included Schawk common stock, the Company's weighted average diluted shares outstanding totaled 27.2 million for the second quarter of 2005 versus
22.3 million in the same period last year.

Schawk reported net sales of $158.6 million for the second quarter of 2005 compared to $64.5 million in the same quarter of 2004. The increase was primarily a result of the aforementioned acquisitions.

Gross margin for the second quarter decreased to 34.7 percent in 2005 from 42.6 percent in 2004, as expected, primarily due to lower margin business from Seven Worldwide and Winnetts. Gross margin did improve 0.6 percent from the first quarter as a result of cost reductions.

Operating income for the second quarter of 2005 increased 31.4 percent to $14.5 million (50.2 percent to $16.5 million before acquisition integration expenses) compared to $11.0 million in the second quarter of 2004, primarily due to operating income from the acquired companies. Operating margin was 9.1 percent in the second quarter of 2005 compared to 17.1 percent in the same period of 2004, as expected, primarily due to lower margin business from Seven Worldwide and Winnetts and $2.1 million of acquisition integration expenses. Excluding integration costs the operating margin would have been 10.4 percent, a significant increase over the first quarter operating margin of 8.3 percent. The improvement in the operating margin as compared to the first quarter is a result of cost reductions as part of the ongoing integration activities.

Other income (expense) for the second quarter of 2005 was $1.9 million of net other expense, compared to $0.5 million for the same period of 2004. Second-quarter 2005 net other income (expense) included interest expense of $2.5 million, offset by a $0.5 million non-recurring income item (proceeds of a life insurance policy) and $0.1 million of interest income. The increase in interest expense was due to approximately $155 million of additional indebtedness incurred in connection with the Winnetts and Seven Worldwide acquisitions.

Income tax expense for the second quarter of 2005 was at an effective tax rate of 37.5 percent compared to 37.0 percent in the prior-year second quarter. The higher effective tax rate in 2005 was attributable to increased profits in higher tax jurisdictions as compared to the prior year.

CONSOLIDATED RESULTS FOR SIX MONTHS ENDED JUNE 30, 2005
-------------------------------------------------------
For the six-month period ended June 30, 2005, net sales were $289.4 million compared to $116.5 million for the same period of the prior year, primarily from the aforementioned acquired companies.


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Schawk Inc. 2005 Second Quarter Results
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Gross margin for the first six months of 2005 decreased to 34.4 percent, compared to 41.4 percent in the comparable prior-year period, as expected, primarily due to lower margin business from Seven Worldwide and Winnetts.

Operating income increased to $25.4 million for the six months ended June 30, 2005 ($27.4 million before acquisition integration expenses), compared to $17.2 million in the same period last year, and operating margin for the 2005 six-month period was 8.8 percent compared to 14.8 percent for the prior-year period. Before acquisition integration expenses, the operating margin would have been 9.5% for the current six month period.

Other income (expense) in the six-month period ended June 30, 2005, resulted in net other expense of $3.8 million, compared to $1.0 million of net expense in the comparable prior year period primarily as a result of increased interest expense as well as the other reasons described above for the second quarter.

Income tax expense for the first half of 2005 was at an effective rate of 37.8 percent compared to 37.0 percent in the prior year period. It is currently anticipated that the effective tax rate will be in the range of 37 percent to 38 percent for the full year of 2005.

OTHER INFORMATION
-----------------
Depreciation and amortization expense was $6.9 million for the second quarter of 2005 compared to $3.9 million in the prior-year second quarter. For the 2005 six-month period, depreciation and amortization expense was $13.0 million compared to $6.8 million in the prior-year six-month period. The increase was due to the inclusion of depreciation and amortization expense from Winnetts and Seven Worldwide.

Capital expenditures in the second quarter of 2005 were $4.1 million compared to $2.5 million in the same period of 2004. For the first six months of 2005, capital expenditures were $7.5 million compared to $4.4 million in the prior-year period.

MANAGEMENT COMMENTS
-------------------

President and Chief Executive Officer David A. Schawk commented, "We are pleased to report that we are on track with our integration of Winnetts and Seven Worldwide. Significant cost reductions have been acted upon with much of the benefit yet to be realized in the third and fourth quarters. As indicated in our results, we achieved 33 cents per share before integration costs and non-recurring other income. The five cents per share integration and restructuring cost is in line with our estimate of 5 to 10 cents of integration costs in 2005 that we previously announced. We expect to have at least another five cents per share of integration and restructuring costs during the balance of 2005. We are also pleased to report that our team continues to drive the business forward and that the new Schawk operations are transitioning well.

Mr. Schawk continued, "On the business development front, we are pleased to announce that we have been awarded a significant portion of the global business for H.J. Heinz Company. We were also awarded substantially all of the North American business of Safeway Inc. including project management, creative design, and prepress and digital asset management. Both of these accounts are anticipated to be significant accounts for Schawk within the next twelve months.


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Schawk Inc. 2005 Second Quarter Results
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"With our new strength in Europe as well as the strength of Schawk legacy operations in North America and Asia, Schawk's vision of delivering world-class service to our clients has never been stronger than it is today. We believe the combination of Schawk, Seven Worldwide and Winnetts into our One Company strategy is already providing tremendous, untapped opportunities in terms of our people, services and meeting existing and new client demands, which will benefit the Company and its shareholders in the future.

"As we stated previously, new regulations regarding consumer product labeling as well as the continuation of "better-for-you" and other consumer and personal appearance product introductions along with drives toward globalization and business simplification are strong trends we believe will continue through 2005. These trends are driving new products requiring new packaging concepts and graphics, along with branding, advertising and promotional requirements, all of which translate into revenue opportunities for Schawk. Schawk is able to meet its clients' needs on the packaging front, as well as provide the speed-to-shelf and supply chain efficiencies demanded by the new product introductions."

Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of digitized high resolution color graphic services, brand consulting and design and an array of digitally based workflow solutions, all aimed at bringing enhanced value to its clients. Schawk provides these advanced services for the food, beverage, health & beauty, pharmaceutical, home care and consumer products packaging, point of sale, retail and advertising markets.

CONFERENCE CALL
---------------
Schawk invites you to join its Second-Quarter 2005 Earnings Conference Call today at 9:30 a.m. central time. Hosting the call will be David A. Schawk, president and CEO, A. Alex Sarkisian, executive vice president and chief operating officer, and Jim Patterson, senior vice president and chief financial officer. To join the call, please dial 800-218-4007 or 303-262-2131 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call. If you are unable to participate on the call, a replay will be available through August 9, 2005, at 11:59 p.m. eastern time, by dialing 800-405-2236 or 303-590-3000, entering conference ID 11034552, and following the prompts. To access the call on the Internet, go to: http://www.actioncast.acttel.com, event ID 29639, with a replay available for 30 days.

For more information about Schawk, visit our website at http://www.schawk.com.

NOTE:

This press release contains mention of various non-GAAP measures in an effort to better provide an understanding of Schawk's financial performance. Schawk has provided a reconciliation of GAAP to Non-GAAP numbers as they relate to integration costs and non-recurring other income in a table on the last page of today's press release.


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Schawk Inc. 2005 Second Quarter Results
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Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, higher than expected costs, or unanticipated difficulties associated with, integrating the acquired operations of Winnetts and Seven Worldwide, higher than expected costs associated with compliance with legal and regulatory requirements, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry, our ability to implement restructuring plans, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

                           Financial Tables to Follow




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Schawk Inc. 2005 Second Quarter Results
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                                  SCHAWK, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    THREE MONTHS ENDED JUNE 30, 2005 AND 2004
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                               2005                        2004
                                                                             --------                    --------

Net sales                                                                    $158,648                    $64,456
Cost of sales                                                                 103,666                     37,025
Selling, general, and administrative expenses                                  38,433                     16,412
Acquisition integration expenses                                                2,072                         --
                                                                             --------                    -------
Operating income                                                               14,477                     11,019

Other income (expense)
   Interest income                                                                 82                          1
   Interest expense                                                            (2,480)                      (513)
   Other                                                                          486                         --
                                                                             --------                    -------
                                                                               (1,912)                      (512)
                                                                             --------                    -------

Income before income taxes                                                     12,565                     10,507

Income tax provision                                                            4,713                      3,886
                                                                             --------                    -------

Net income                                                                   $  7,852                    $ 6,621
                                                                             ========                    =======

Earnings per share:
   Basic                                                                     $   0.31                    $  0.31
   Diluted                                                                   $   0.29                    $  0.30

Weighted average number of common and common equivalent shares outstanding
                                                                               27,243                     22,323

Dividends per common share                                                   $ 0.0325                    $0.0325


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Schawk Inc. 2005 Second Quarter Results
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                                  SCHAWK, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     SIX MONTHS ENDED JUNE 30, 2005 AND 2004
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                               2005                       2004
                                                                             --------                   ---------

Net sales                                                                    $289,399                   $116,533
Cost of sales                                                                 189,863                     68,335
Selling, general, and administrative expenses                                  72,109                     30,954
Acquisition integration expenses                                                2,072                         --
                                                                             --------                   --------
Operating income                                                               25,355                     17,244

Other income (expense)
   Interest income                                                                151                          1
   Interest expense                                                            (4,423)                      (978)
   Other                                                                          486                         --
                                                                             --------                   --------
                                                                               (3,786)                      (977)
                                                                             --------                   --------

Income before income taxes                                                     21,569                     16,267

Income tax provision                                                            8,153                      6,019
                                                                             --------                   --------

Net income                                                                   $ 13,416                   $ 10,248
                                                                             ========                   ========


Earnings per share:
   Basic                                                                     $   0.54                   $   0.48
   Diluted                                                                   $   0.51                   $   0.46

Weighted average number of common and common equivalent shares outstanding     26,413                     22,320

Dividends per common share                                                   $  0.065                   $  0.065


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Schawk Inc. 2005 Second Quarter Results
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                                  SCHAWK, INC.
                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                JUNE 30, 2005       DECEMBER 31, 2004
                                                                                 (UNAUDITED)
                                                                                 -----------        -----------------
ASSETS
Current assets:
   Cash and cash equivalents                                                      $ 14,641              $  7,268
   Trade accounts receivable, less allowance for doubtful accounts of
     $5,735 at June 30, 2005 and $1,773 at December 31, 2004                       125,428                56,332
   Inventories                                                                      34,123                10,339
   Prepaid expenses and other                                                       10,620                 4,702
   Refundable income taxes                                                             313                 1,832
   Deferred income taxes                                                            16,449                 2,353
                                                                                  --------              --------
Total current assets                                                               201,574                82,826

Property and equipment, less accumulated depreciation of $73,015 at June
   30, 2005 and $69,668 at December 31, 2004                                        92,097                46,431
Goodwill                                                                           211,503                71,720
Intangible assets, net                                                              54,248                12,754
Other assets                                                                         6,654                 7,032
                                                                                  --------              --------
Total assets                                                                      $566,076              $220,763
                                                                                  ========              ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable                                                         $ 24,977              $  8,424
   Accrued expenses                                                                 77,596                26,578
   Income taxes payable                                                             12,835                    --
   Current portion of long-term debt and capital lease obligations                   6,611                 6,683
                                                                                  --------              --------
Total current liabilities                                                          122,019                41,685

Long-term debt                                                                     172,411                39,500
Capital lease obligations                                                              203                   464
Other                                                                               15,920                   979
Deferred income taxes                                                               40,284                 6,695

 Stockholders' Equity:
   Common stock                                                                        225                   191
   Additional paid-in capital                                                      165,589                92,350
   Retained earnings                                                                73,078                61,330
   Accumulated comprehensive income                                                  1,945                 2,442
                                                                                  --------              --------
                                                                                   240,837               156,313
   Treasury stock, at cost                                                         (25,598)              (24,873)
                                                                                  --------              --------
Total stockholders' equity                                                         215,239               131,440
                                                                                  --------              --------
Total liabilities and stockholders' equity                                        $566,076              $220,763
                                                                                  ========              ========


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Schawk Inc. 2005 Second Quarter Results
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                                  SCHAWK, INC.
                  REGULATION G: GAAP TO NON-GAAP RECONCILIATION
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                  THREE MONTHS          SIX MONTHS
                                                                                      ENDED                ENDED
                                                                                  JUNE 30, 2005        JUNE 30, 2005

Operating income per GAAP                                                             $14,477              $25,355
Acquisition integration expenses                                                        2,072                2,072
                                                                                      -------              -------
Operating income before acquisition integration expenses (Non-GAAP)                    16,549               27,427

Other income (expense) per GAAP                                                        (1,912)              (3,786)
Non-recurring other income item (proceeds of life insurance policy)                       486                  486
                                                                                      -------              -------
Other income (expense) before non-recurring other income item (Non-GAAP)               (2,398)              (4,272)

Income before income taxes per GAAP                                                    12,565               21,569
Acquisition integration expenses and non-recurring
   other income item, net                                                               1,586                1,586
                                                                                      -------              -------
Income before income taxes, acquisition integration
   expenses and non-recurring other income item (Non-GAAP)                             14,151               23,155
Income tax provision on Non-GAAP pretax income                                          5,292                8,753
                                                                                      -------              -------
Net income before acquisition integration expenses and
   non-recurring other income item after tax (Non-GAAP)                                $8,859              $14,402
                                                                                      =======              =======

Weighted average number of common and common equivalent
   shares outstanding                                                                  27,243               26,413
Earnings per share, fully diluted,  before acquisition integration
   expenses and non-recurring other income item after tax (Non-GAAP)                    $0.33                $0.55


Earnings per share fully diluted per GAAP                                               $0.29                $0.51
Add back acquisition integration expenses after tax                                      0.05                 0.05
Less; non recurring other income item after tax                                         (0.01)               (0.01)
                                                                                      -------              -------

Earnings per share, fully diluted  before acquisition integration
   expenses and non-recurring other income item after tax (Non-GAAP)                    $0.33                $0.55


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